March 2011 Pricing Sheet dated March 25, 2011 relating to Preliminary Terms No. 694 dated February 22, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Currencies

Variable Coupon Currency-Linked Notes due March 30, 2016
With the Coupon Based on Whether the Brazilian Real has Appreciated Relative to the U.S. Dollar
PRICING TERMS – MARCH 25, 2011
Issuer:	Morgan Stanley
Aggregate principal amount:	$13,000,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	March 25, 2011
Original issue date:	March 30, 2011 (3 business days after the pricing date)
Maturity date:	March 30, 2016
Payment at maturity:	Stated principal amount plus variable coupon
Variable coupon:
On each coupon payment date (including the maturity date), investors will receive a variable coupon equal to:

(a)   If the BRL has appreciated or remained the same relative to the USD (in this instance the exchange rate will be less than or equal to the initial exchange rate):

  $90 per note (9.00% per annum)

(b)   If the BRL has depreciated relative to the USD (in this instance the exchange rate will be greater than the initial exchange rate):

  $10 per note (1.00% per annum)

Initial exchange rate:	1.65810, which is the exchange rate on the pricing date
Exchange rate:
On any currency business day, the rate for conversion of the Brazilian real into U.S. dollars (expressed as the number of units of the real per dollar), as determined by reference to the reference source on such currency business day. For more information, please see “Fact Sheet––Key Terms––Exchange rate” in the accompanying preliminary terms.

Reference source:	Reuters page “BRFR”
Coupon determination dates:	March 27, 2012, March 26, 2013, March 26, 2014, March 25, 2015 and March 24, 2016
Coupon payment dates:	March 30, 2012, March 30, 2013, March 30, 2014, March 30, 2015 and March 30, 2016
CUSIP / ISIN:	61750VAH8 / US61750VAH87
Listing:	The notes will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per note	100%	3.00%	97.00%
Total	$13,000,000	$390,000	$12,610,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990 per note.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 3.00% for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 694 dated February 22, 2011
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.